EXHIBIT 11

                                 CLX ENERGY, INC.
                    Computation of Net Income (Loss) Per Share
                                   (Unaudited)

                                          Nine Months            Three Months
                                         Ended June 30,         Ended June 30,
                                    -----------------------  --------------------
                                       2003        2002        2003       2002
                                    ----------  -----------  ---------  ---------
Net income (loss)                   $   44,002  (  103,419)     30,947      6,739
                                    ==========  ===========  =========  =========

Weighted average number of common
  shares outstanding                 2,631,936   2,631,936   2,631,936  2,631,936

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  Options                                    -           -           -          -
                                    ----------  -----------  ---------  ---------

                                     2,631,936   2,631,936   2,631,936  2,631,936
                                    ==========  ===========  =========  =========

 Net income (loss) per share:
    Basic                           $      .02  (      .04)       0.01        .00
                                    ==========  ===========  =========  =========

    Diluted                         $      .02  (      .04)       0.01        .00
                                    ==========  ===========  =========  =========

Diluted EPS includes the potential conversion of stock options that are dilutive. No stock options were dilutive for any period presented. Stock options are not considered in the diluted EPS calculation for those periods with net losses, as the impact of the potential common shares (250,000 shares at June 30, 2002) would be to decrease loss per share.


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